Exhibit 99.1

BullFrog AI Appoints Globally Renowned Biomedical AI Expert Dr. Thomas W. Chittenden as Chief Scientific Officer

Gaithersburg, MD – February 26, 2024 – BullFrog AI Holdings, Inc. (NASDAQ: BFRG; BFRGW) (“BullFrog AI” or the “Company”), a technology-enabled drug development company using artificial intelligence (AI) and machine learning to enable the successful development of pharmaceuticals and biologics, today announced the appointment of Dr. Thomas W. Chittenden, PhD, DPhil, PStat, as its new Chief Scientific Officer. With a distinguished career at the intersection of artificial intelligence, machine learning, drug discovery, and biostatistics, Dr. Chittenden brings a wealth of experience and a proven track record of leadership in scientific research and development to BullFrog AI.

Before joining BullFrog AI, Dr. Chittenden served as the Chief Scientific Officer and President of Research and Development at BioAI Health, a biotechnology company employing world-leading AI technology to map the causal biology of disease, develop digital biomarkers and identify novel drug targets for the development of better medicine. While at BioAI Health, Dr. Chittenden led global scientific research operations and oversaw the ongoing development and implementation of the PREDICT-X Drug Discovery and Development Platform. His leadership was instrumental in advancing BioAI Health’s mission to revolutionize drug discovery through innovative AI technologies.

Prior to his role at BioAI Health, Dr. Chittenden was the President, Chief Technology Officer, and Founding Director of the AI/ Scientific Machine Learning (SciML) Research and Development Initiative at HiberCell. Under his guidance, HiberCell launched the QuAD³ (Quantum Artificial Intelligence Drug Discovery and Development) Platform, setting new standards in the field. Dr. Chittenden’s career also includes significant contributions to Genuity Science, a wholly owned subsidiary of HiberCell, where he held multiple leadership roles, including President, Chief Technology Officer, and Founding Director of the Genuity Artificial Intelligence Research Institute.

“We are incredibly excited to welcome Dr. Chittenden to our team,” said Vin Singh, CEO of BullFrog AI. “His outstanding contributions to the fields of AI, machine learning, and biostatistics, combined with his leadership in scientific research and development, make him uniquely qualified to lead our scientific initiatives. We look forward to the advancements in drug development his expertise will bring to our company and the broader scientific community.”

A GIGA Society Fellow, Dr. Chittenden has been recognized for his exceptional intellectual contributions and achievements. His work extends beyond the corporate sector to his role as Chairman, Founding President, and Chief Scientist of the Complex Biological Systems Alliance, where he has been pivotal in advancing mathematical and theoretical systems biology through global collaborative research.

Dr. Chittenden’s academic contributions are equally impressive, having served as a Senior Biostatistics and Computational Biology Consultant at Harvard Medical School, where he consulted for the HMS Research Community on Statistical Sciences and developed courses in Biostatistics and Computational Biology.

At BullFrog AI, Dr. Chittenden will lead the scientific strategy to further develop and implement cutting-edge AI-driven platforms for drug discovery and development. His vision for integrating AI and machine learning with biostatistics will be crucial in driving BullFrog AI’s mission to accelerate the pace of drug development and bring innovative treatments to patients faster.

Dr. Chittenden commented, “I am thrilled to join BullFrog AI and to contribute to the Company’s innovative approach to drug development. The opportunity to apply AI and machine learning technologies to revolutionize how we discover and develop new therapies is incredibly exciting. I look forward to working with the talented team at BullFrog AI to make significant strides in this dynamic field.”

Dr. Chittenden’s appointment as Chief Scientific Officer of BullFrog AI, effective February 26, 2024, marks a significant milestone for the Company as it continues to pioneer a new era of AI technology-enabled drug development. His leadership and expertise are expected to propel BullFrog AI to new heights in its mission to transform the landscape of drug discovery and development.

About BullFrog AI

BullFrog AI is a technology-enabled drug development company using Artificial Intelligence and machine learning to enable the successful development of pharmaceuticals and biologics. Through its collaborations with leading research institutions, BullFrog AI is at the forefront of AI-driven drug development using its proprietary bfLEAP™ artificial intelligence platform to create and analyze networks of biological, clinical, and real-world data spanning from early discovery to late-stage clinical trials. BullFrog AI is deploying bfLEAP™ for use at several critical stages of development with the intention of streamlining data analytics in therapeutics development, decreasing the overall development costs by decreasing failure rates for new therapeutics.

For more information visit BullFrog AI at:

Website: https://bullfrogai.com

LinkedIn: https://www.linkedin.com/company/bullfrogai/

Safe Harbor Statement

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Contact:

Investors

Dave Gentry
RedChip Companies, Inc.
BFRG@redchip.com
800-733-2447

SOURCE: BullFrog AI Holdings, Inc.